Exhibit 99.2

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Assistant Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES COMPLETION OF NOTES OFFERING AND INITIAL SETTLEMENT OF TENDER OFFER FOR RSI NOTE

WINCHESTER, VA, February 12, 2018 - American Woodmark Corporation (NASDAQ: AMWD) (“American Woodmark”) today announced the successful completion of its previously announced private offering of $350 million in aggregate principal amount of its 4.875% senior unsecured notes due 2026 (the “Notes”) and the initial settlement of the previously announced cash tender offer (the “Tender Offer”) by RSI Home Products, Inc. (“RSI”), a wholly owned subsidiary of American Woodmark, for up to $460,000,000 in aggregate principal amount (the “Tender Cap”) of RSI’s 6½% senior secured second lien notes due 2023 (the “RSI Notes”), and the related solicitation of consents (the “Consent Solicitation”) to amend the indenture governing the RSI Notes (the “RSI Indenture”) and to release all of the collateral securing the RSI Notes.

American Woodmark used the net proceeds from the sale of the Notes, together with borrowings of $250 million under its delayed draw term loan facility and cash on hand, to fund the previously announced conditional partial redemption and the “make-whole” redemption of the RSI Notes, each as described below, and the payment for RSI Notes accepted for purchase pursuant to the Tender Offer, to repay approximately $30 million of revolving loans under its senior credit facilities and to pay fees and expenses related to the foregoing.

RSI today accepted for purchase, and paid for, $449,118,000 in aggregate principal amount of RSI Notes validly tendered and not validly withdrawn pursuant to the Tender Offer as of 5:00 p.m., New York City time, on February 9, 2018 (the “Consent Date”). The Tender Offer is scheduled to expire at 11:59 p.m. on February 26, 2018, unless extended by RSI (such time and date, as the same may be extended, the “Expiration Date”). Subject to the Tender Cap and the other terms and conditions of the Tender Offer and Consent Solicitation as described in the Offer Documents (as defined below), RSI Notes that are validly tendered after the Consent Date but on or prior to the Expiration Date and are accepted for purchase by RSI will be paid for on the final settlement date (the “Final Payment Date”), which currently is expected to be February 27, 2018.

As previously announced, pursuant to the Consent Solicitation, RSI obtained the requisite consents from holders of the RSI Notes to adopt the amendments to the RSI Indenture as described in the Offer Documents and to release all of the collateral securing the RSI Notes.

Prior to the commencement of the Tender Offer, RSI issued a notice of conditional partial redemption for $115 million in aggregate principal amount of the RSI Notes at a redemption price of 103.000% of the principal amount of the RSI Notes being redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date of February 26, 2018, subject to the satisfaction of certain financing conditions. RSI today notified the trustee for the RSI Notes that the conditions to the conditional partial redemption have been satisfied.
RSI also issued a notice of redemption today for any RSI Notes that will remain outstanding as of February 28, 2018, at a “make-whole” redemption price of 105.061% of the principal amount of the RSI Notes being redeemed, as determined in accordance with the RSI Indenture, plus accrued and unpaid interest, if any, to, but not including, the redemption date of February 28, 2018. As a result, the aggregate principal amount of RSI Notes purchased pursuant to the Tender Offer and redeemed pursuant to the “make-whole” redemption will be equal to the Tender Cap.

RSI also satisfied and discharged its obligations under the RSI Indenture today by irrevocably depositing with the trustee for the RSI Notes funds sufficient to redeem the RSI Notes pursuant to the conditional partial redemption and the “make-whole” redemption and to pay related fees and expenses.

The Notes are being offered by the initial purchasers solely to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes have not been and will not be registered under the Securities Act or any state securities law and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

The Tender Offer and the Consent Solicitation are being made solely pursuant to the Offer to Purchase and Consent Solicitation Statement, dated January 29, 2018, and a related Letter of Transmittal and Consent (together, the “Offer Documents”), which more fully set forth the terms and conditions of the Tender Offer and the Consent Solicitation.

Holders may contact the Tender Agent and Information Agent for the Tender Offer and the Consent Solicitation, D.F. King & Co, Inc., by telephone at (866) 530-8623 (toll free) or (212) 269-5550 (banks and brokers) or by email at rsihome@dfking.com to obtain copies of the Offer Documents. Wells Fargo Securities, LLC is the Dealer Manager for the Tender Offer and the Solicitation Agent for the Consent Solicitation. Questions regarding the Tender Offer and the Consent Solicitation may be directed to Wells Fargo Securities, LLC at (866) 309-6316 (toll-free) or (704) 410-4760 (collect).

This press release does not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. This press release does not constitute a notice of redemption or an obligation to issue a notice of redemption.

About American Woodmark Corporation:

American Woodmark Corporation manufactures and distributes bath, kitchen and home organization products for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. American Woodmark presently operates 18 manufacturing facilities and 7 service centers across the country. For more information, visit www.americanwoodmark.com.

Forward Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of the management of American Woodmark and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially from those expressed herein. These risks and uncertainties include, but are not limited to, those described in the Statement and in American Woodmark's filings with the Securities and Exchange Commission (“SEC”), including in its Annual Report on Form 10-K for the year ended April 30, 2017 under the heading “Risk Factors” and its most recent Quarterly Report on Form 10-Q for the period ended October 31, 2017 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward Looking Statements.” These reports, as well as the other documents filed by American Woodmark with the SEC, are available free of charge at the SEC's website at www.sec.gov. American Woodmark does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information or otherwise.

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